Exhibit 3.15

CERTIFICATE OF FORMATION

OF

NUVEEN INVESTMENTS INSTITUTIONAL SERVICES GROUP LLC

This Certificate of Formation is being executed as of May 13, 2003 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1.             Name. The name of the limited liability company is Nuveen Investments Institutional Services Group LLC (the “Company”).

2.             Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Company for service of process at such address is Corporation Trust Company.

3.             Effective Time. This Certificate shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Jose A. Visaya
Name: Jose A. Visaya
Authorized Person